Item 30. Exhibit (h ) i. b. 4. v.

FIFTH AMENDMENT TO SERVICE CONTRACT

This Fifth Amendment (“Amendment”) to the Service Contract with respect to Initial, Service Class and Service Class II Shares by and between FIDELITY DISTRIBUTORS COMPANY LLC (“FDC”) and MML Investors Services, LLC (“MMLIS”) dated January 1, 2004, as amended (“Service Contract”) is effective August 11, 2025.

WHEREAS, MML Bay State Life Insurance Company, Variable Insurance Products Fund, Variable Insurance Products Fund II, Variable Insurance Products Fund III, Variable Insurance Products Fund IV, Variable Insurance Products Fund V, and FDC have entered into an Amended and Restated Participation Agreement dated August 11, 2025;and

WHEREAS, the parties desire to amend the Service Contract as set forth below.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree that the Service Contract is amended to acknowledge that MML BAY STATE LIFE INSURANCE COMPANY is hereby added as an affiliate life insurance company to the Service Contract.

Except as expressly provided herein, all provisions of the Service Contract shall remain in effect.

IN WITNESS WHEREOF, the parties hereunto set their hands and seals, and hereby execute this Amendment, as of the effective date first above written.

FIDELITY DISTRIBUTORS COMPANY LLC		MML STRATEGIC DISTRIBUTORS, LLC

By:	/s/ Robert Bachman	By:	/s/ Matthew Digangi
Name:	Robert Bachman	Name:	Matthew Digangi
Title:	EVP	Title:	President

MML DISTRIBUTORS, LLC		MML INVESTORS SERVICES, LLC

By:	/s/ Douglas Steele	By:	/s/ Vaughn Bowman
Name:	Douglas Steele	Name:	Vaughn Bowman
Title:	President	Title:	President